Exhibit 99.1


              NEW DIRECTORS ELECTED AT GOUVERNEUR BANCORP, INC. AND
                    GOUVERNEUR SAVINGS AND LOAN ASSOCIATION

May 23, 2008 Gouverneur, New York ---- The Board of Directors of Gouverneur Bancorp, Inc (AMEX: GOV) announced today that Mr. Gregory Langevin and Mr. Henry
J. Leader have been elected to the position of Director for Gouverneur Bancorp, Inc. and its wholly owned subsidiary, Gouverneur Savings and Loan Association. The action was taken at the Board's regular meeting held May 19, 2008.

Gregory Langevin, Logistics Manager at Newton Falls Fine Paper, LLC, Newton Falls, NY, will serve the remainder of the term of Chairman of the Board Frank Langevin following his retirement on August 31, 2008. Gregory will serve from September 1, 2008 through the 2010 annual meeting. Gregory will be appointed to serve on the Executive Committee, Audit Committee and the Asset Liability Committee.

Mr. Henry J. Leader, Partner, Case and Leader, LLP, Gouverneur, NY, will serve the remainder of the term of Director Robert J. Leader following his retirement on October 31, 2008. Henry will serve from November 1, 2008 through the 2011 annual meeting. Henry will be appointed to serve on the Executive Committee and Asset Liability Committee. In addition to his professional activities, he is a member of the Gouverneur Foundation Board, Trustee of the Gouverneur EJ Noble Hospital, Director of Gouverneur Nursing Home, and serves as counsel to the towns of Antwerp, Edwards, Fowler, Pitcairn, Rossie and Russell, as well as the villages of Edwards and Richville. He serves as Attorney for Gouverneur Central School District, EJ Noble Hospital and the Village of Gouverneur.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.